Exhibit 10.2

FORM OF

EARNOUT AGREEMENT

This Earnout Agreement (this “Agreement”), dated as of October 22, 2022, is entered into by and between Risee Entertainment Holdings Private Limited, a private company incorporated in India, having its registered office at 502, Plot No. 91/94, Prabhat Colony, Santa Cruz (East) Mumbai 400 055 (the “Seller”), Reliance Entertainment Studios Private Limited, a private company incorporated in India, having its registered office at 8th Floor , 801/802 Lotus Grandeur, Veera Desai Road Ext, Oshiwara, Andheri West, Mumbai 400 053 (“Company”), and International Media Acquisition Corp., a Delaware corporation (“Parent”). The Seller, the Company, and the Parent are referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, the Seller, the Company, and the Parent entered into a Stock Purchase Agreement, dated as of October 22, 2022, pursuant to which the Parent shall purchase all of the equity of the Company from the Seller in a series of transactions (the “Stock Purchase Agreement”) in accordance with the terms and subject to the conditions recorded thereunder; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Stock Purchase Agreement; and

WHEREAS, as a condition and an inducement to the Seller entering into the Stock Purchase Agreement, the Parties have agreed that up to $17,500,000 (the “Earnout”) will be paid to the Seller by the Company upon the achievement of certain trading prices of the common stock of the Parent as set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.            Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Change in Control” means a change in Control of a Person.

“Earnout Period” means the period from and after the first anniversary of the Initial Closing Date until the third anniversary of the Initial Closing Date.

“First Milestone Event” means the occurrence of the following event: the weighted average share price of the shares of Parent Common Stock on Nasdaq, for a period of ten (10) trading days over any twenty (20) consecutive trading days during the Earnout Period, is greater than or equal to $15.00 per share / stock).

“INR” means Indian National Rupees, the currency of the Republic of India.

“Milestone Event” means any of the First Milestone Event and Second Milestone Event.

“Parent Common Stock” means the Parent’s common stock listed on Nasdaq with trading ticker “IMAQ”.

“Second Milestone Event” means the occurrence of the following event: the weighted average share price of the shares of Parent Common Stock on Nasdaq, for a period of ten (10) trading days over any twenty (20) consecutive trading days during the Earnout Period, is greater than or equal to $20.00 per share / stock.

2.             Payment of Earnout.

(a)           The Parties acknowledge, confirm, and agree that the Earnout shall be calculated as follows:

(i) the Seller shall be entitled to receive, and the Company shall be obligated to pay, an INR amount equivalent to $7,500,000 upon satisfaction / occurrence of the First Milestone Event;

(ii) the Seller shall be entitled to receive, and the Company shall be obligated to pay, an INR amount equivalent to $10,000,000 upon satisfaction / occurrence of the Second Milestone Event; and

Any Earnout that are not earned on or before the expiration of the Earnout Period shall be forfeited.

(b)           The Company shall and the Parent shall ensure that the Company shall pay the Earnout to Seller immediately upon satisfaction / occurrence of a Milestone Event (but in any event within thirty (30) days of the achievement of a Milestone Event). Notwithstanding the foregoing, in the event that either of the Earnout payments become due for payment within the period of 18 months from Initial Closing, it will be paid within thirty (30) days after the expiration of 18 months from Initial Closing.

(c)           The Parent hereby guarantees the payments to be made by the Company under this Agreement and shall immediately be liable to pay all such amounts in the event of any failure or delay by the Company to do so for any reason whatsoever.

3.             Covenants.

In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or otherwise effect a subdivision or combination or consolidation or amalgamation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, the dollar values set forth in Sections 2(a) and Sections 4 shall be appropriately adjusted to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event.

4.            Change in Control. If, at any time after the Initial Closing and prior to or on the third (3rd) anniversary of the Initial Closing Date, any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (i) greater than or equal to $15.00, then, immediately prior to the consummation of such Change in Control transaction, the Milestone Event set forth in Section 2(a)(i) shall be deemed to have occurred whether or not such Milestone Event shall have previously occurred; (ii) greater than or equal to $20.00, then, immediately prior to the consummation of such Change in Control transaction, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred whether or not such Milestone Event shall have previously occurred; (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i) and (ii)).

5.            Taking of Necessary Action. If, at any time, any further action is necessary or desirable to ensure that the Seller receives the Earnout and to carry out the purposes of this Agreement, the Company and Parent shall ensure that all lawful actions necessary or desirable to accomplish such purpose or acts shall be undertaken. Notwithstanding the generality of the foregoing, in the event any consent, approval, order, authorization, registration, qualification, designation, declaration or filing (“Authorization”) is required to be obtained from or filed to any Authority or Person in connection with the consummation of the transactions contemplated by this Agreement, the Company and Parent shall ensure that such Authorization is duly obtained or filed.

6.            Representations and Warranties of the Seller. Seller represents and warrants to the Company as follows:

(a)           Authorization. This Agreement, when executed and delivered by the Seller, shall constitute the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application relating to or affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           Compliance with Other Instruments. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (ii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (iv) of any provision of any federal or state statute, rule or regulation applicable to the Seller, in each case, which would have a material adverse effect on the Seller or its ability to consummate the transactions contemplated by this Agreement.

7.            Representations and Warranties of the Company. The Company represents and warrants to the Seller as follows:

(a)           Organization and Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)           Authorization. The Company has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of any Party in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company, the Parent or the ability to consummate the transactions contemplated by this Agreement.

8.             Representations and Warranties of the Parent. The Parent represents and warrants to the Seller as follows:

(a)           Organization and Corporate Power. The Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)           Authorization. The Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Parent, shall constitute the valid and legally binding obligation of the Parent, enforceable against the Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of any Party in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to the Parent, in each case (other than clause (i)) which would have a material adverse effect on the Company, the Parent or the ability to consummate the transactions contemplated by this Agreement.

9.             General Provisions.

(a)           Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

Reliance Entertainment Studios Private Limited

8th Floor, 801/802, Lotus Grandeur, Veera Desai Road

Ext Oshiwara, Andheri West Mumbai, MH- 400053

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Ave

New York, NY 10154

Attn: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

if to Seller, to:

Risee Entertainment Holdings Private Limited

502, Plot No. 91/94, Prabhat Colony,

Santa Cruz (East), Mumbai MH 400055

India

Attn: Gautam Jain

E-mail: gautam.jain@unlimit.co.in

if to Parent:

International Media Acquisition Corp.
1604 US Highway 130

North Brunswick, NJ 08902
Attn: Shibasish Sarkar, Chief Executive Officer
E-mail: shibasish@imac.org.in

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attn: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

(b)           Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c)           Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d)           Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e)           Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Provided that the Seller shall have the unfettered right to transfer, assign, and convey its rights and interests under this Agreement.

(f)            Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h)           Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i)            Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9 (i), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9 (i). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred the International Chamber of Commerce and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by a panel of three arbitrators appointed in accordance with the said Rules, with the Seller on the one hand nominating one arbitrator and the Purchaser on the other hand nominating the second arbitrator, and both such arbitrators shall appoint the third arbitrator. If any such dispute is submitted to arbitration: (i) the Emergency Arbitrator Provisions (as such term is defined in the Rules) shall not apply, (ii) the seat of arbitration shall be London, England and the language of the arbitration shall be English, and (iii) the award issued by the arbitration tribunal shall be final and binding upon the parties. All proceedings of such arbitration including arguments, applicable documents on record, pleadings shall be confidential.

(j)            Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of the Parties.

(k)           Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(l)            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(m)          Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(n)           Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(o)           Specific Performance. Each party’s obligations under this Agreement are unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED

By:	/s/ Paras Jani
Name:	Paras Jani
Title:	Authorised Signatory

RISEE ENTERTAINMENT HOLDINGS PRIVATE LIMITED

By:	/s/ Ajay Mittal
Name:	A.N. Sethuraman / Ajay Mittal
Title:	Authorised Signatory

INTERNATIONAL MEDIA ACQUISITION CORP.

By:	/s/ Shibasish Sarkar
Name:	Shibasish Sarkar
Title:	Chief Executive Officer

[Signature Page to Earnout Agreement]